Collaborative Investment Series Trust 485BPOS

Exhibit 99.(h)(xvii)

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT, is entered into as of December 9, 2025 (the “Agreement”), by and among the Acquiring Fund and the Acquired Fund listed on Schedule A.

WHEREAS each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS the Acquiring Fund may, from time to time, invest in shares of the Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.

1.   Terms of Investment

(a) In order to help reasonably address the risk of undue influence on the Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, the Acquiring Fund and the Acquired Fund agree as follows:

(i)   In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request from the Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. Only upon the request of the Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably expected to result in that Authorized Participant redeeming shares from the Acquired ETF (great than 10% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing, and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provisions does not apply to trades placed by the Acquiring Fund in secondary markets.

(ii)  Scale of investment. Upon a reasonable request by the Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investments in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with their investments in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.   Representations of the Acquired Fund.

In connection with any investments by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to:

(a)  Comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund;

(b)  Comply with its obligations under this Agreement; and

(c)   Promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.   Representations of the Acquiring Fund.

In connection with any investments by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to:

(a)  Comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund;

(b)  Comply with its obligations under this Agreement; and

(c)  Promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule with respect to its investments in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.    Indemnification

(a)   The Acquiring Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquired Fund and INVESTMENT MANAGERS SERIES TRUST II (the “Acquired Fund Trust” or “IMST II”), including any of their principals, directors or trustees, officers, employees and agents (each an “Acquired Fund Trust Agent”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (collectively, “Claims”) asserted against the Acquired Fund and/or the Acquired Fund Trust, including any Acquired Fund Trust Agent, to the extent any such Claims result from (i) a violation or alleged violation by the Acquiring Fund or any principals, directors or trustees, officers, employees or agents of the Acquiring Fund (each an “Acquiring Fund Agent”) of any provision of this Agreement, or (ii) a violation or alleged violation by the Acquiring Fund or the Acquiring Fund Agent of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending any such Claims.

(b)  The Acquired Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquiring Fund and COLLABORATIVE INVESTMENT SERIES TRUST (the “Acquiring Fund Trust”), including any of their principals, directors or trustees, officers, employees and agents (each an “Acquiring Fund Trust Agent”), against and from any and all Claims asserted against the Acquiring Fund and/or the Acquiring Fund Trust, including any Acquiring Fund Trust Agent, to the extent any such Claims result from (i) a violation or alleged violation by the Acquiring Fund or any principals, directors or trustees, officers, employees or agents of the Acquiring Fund (each an “Acquiring Fund Agent”) of any provision of this Agreement, or (ii) a violation or alleged violation by the Acquired Fund or an Acquired Fund Agent of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending any such Claims.

(c)   No party to this Agreement shall be liable under this indemnification provision with respect to any special or consequential damages or any losses, claims, damages, or liabilities to which an indemnified party would otherwise be subject by reason of such indemnified party’s willful misfeasance, bad faith, or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of its obligations or duties under this Agreement or the Rule.

5.   Term and Termination; Assignment; Amendment

(a)  This Agreement shall be effective for the duration of the Acquiring Fund’s and the Acquired Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in the Acquired Fund made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b)  This Agreement shall continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)  This Agreement may not be assigned by either party without the prior written consent of the other.

(d)  This Agreement may be amended only by a writing that is signed by each affected party.

6.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquired Fund:

Name of Fund:

INVESTMENT MANAGERS SERIES TRUST II

c/o UMB Fund Services, Inc.

235 W. Galena Street

Milwaukee, Wisconsin 53212

With a copy to:

Mutual Fund Administration, LLC

2220 E. Route 66, Suite 226

Glendora, California 91740

If to the Acquiring Fund:

Name of Fund: Goose Hollow Tactical Allocation ETF

c/o Goose Hollow Capital Management LLC

82 North Summit Street, Suite 2B

Tenafly, NJ 07670

Email:

kris.kumar@goosehollowcapital.com

With a copy to:

Collaborative Fund Services, LLC

500 Damonte Ranch, Parkway

Building 700, Unit 700

Reno, NV 89521

Email: Support@cfundservices.com

7.	Miscellaneous

(a)   In any action involving the Acquiring Fund under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of its trust.

(b)  In any action involving the Acquired Fund under this Agreement, the Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of its trust.

(c)   In the case of the Acquired Fund, a Certificate of Trust, referring to IMST II’s Agreement and Declaration of Trust (the “Certificate”), is on file with the Secretary of the State of Delaware. The Certificate was executed by a trustee of IMST II on behalf of IMST II as trustee, and not individually, and as provided in IMST II’s Agreement and Declaration of Trust, the obligations of IMST II are not binding on IMST II’s trustees, officers or shareholders individually but are binding only upon the assets and property of IMST II, or the particular series in question, as the case may be. Further, the liabilities and obligations of any series of IMST II shall be enforceable only against the assets belonging to such series, and not against the assets of any other series.

(c)   Any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(d)   If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(e)  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

(f)   This Agreement may be executed by the parties hereto in one or more counterparts, and, if so executed, the separate instruments shall constitute one agreement.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTMENT MANAGERS SERIES TRUST II,

on behalf of the Acquired Fund listed in Schedule A

By:

Name:	Joshua Gohr

Title:	Vice President

COLLABORATIVE INVESTMENT SERIES TRUST,

on behalf of the Acquiring Fund listed in Schedule A

By:

Name: Gregory Skidmore

Title: President

Schedule A

Acquirinq Fund	Acquired Fund
Goose Hollow Tactical Allocation ETF	Tradr 1X Short Innovation Daily ETF

A-1